Exhibit 99.2

CHP 2015 Valuation Webinar Script

Feb. 18, 2016, 3 p.m. ET

Moderator Name:

Moderator

Welcome to the CNL Healthcare Properties valuation conference call. On the call today will be Stephen Mauldin, President and Chief Executive Officer, Kevin Maddron, Chief Financial Officer and John Starr, Chief Portfolio Officer. Statements made during this call will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential and future financial performance. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from the expectations and assumptions discussed here today. Listeners are cautioned that these forward-looking statements are neither promises nor guarantees and are only made as of the date of this call. The Company undertakes no obligation to update or revise the information provided on this call as a result of new information or future results or developments, except as required by law.

As with any investment, investing in CNL Healthcare Properties is subject to risks and uncertainties that you should carefully consider. The valuation information that we will be discussing today is a point-in-time estimate based on numerous inputs and data which vary over time and may be subjective. Valuations and appraisals of real estate properties are only estimates of fair market value and may not necessarily correspond to realizable value upon the sale of such properties or the amount that shareholders will receive upon liquidity of their investment.

Additional information is available in our filings with the SEC, which also may be accessed through the Company’s website at CNLHealthcareProperties.com. Each listener is encouraged to review those filings together with all other information provided.

We will conduct a question and answer session at the end, and instructions will be provided at that time. I will now turn the call over to Mr. Mauldin.

Overview (Steve)

Slide 7

Good afternoon and thank you for joining us today. CNL Healthcare Properties is a real estate investment trust focused on owning seniors housing communities, medical office buildings and other healthcare facilities. We commenced operations at the beginning of October 2011 and had a follow-on offering in February 2015 which then closed on September 30, 2015. We raised an aggregate of approximately $1.7 billion and have invested the majority of the proceeds raised as of Dec. 31, 2015. This includes an investment in our last development property acquired in November 2015, which is projected to open in the fourth quarter of 2017. Our aggregate debt leverage ratio as of Dec. 31, 2015 was 52.8 percent. We have conducted two prior net asset valuations resulting in estimated NAVs of $9.13 and $9.52 as of September 30, 2013 and September 30, 2014, respectively. Our most recent portfolio valuation was as of Dec. 31, 2015, and was based on a total of 144 assets, eight of which are held through majority joint venture partnerships.

Slide 8

2015 was our busiest year in terms of acquisitions and development. We invested $1.02 billion to acquire or initiate development on 44 properties and ended 2015 with a total of 144 properties in 33 states. We ended the year having acquired or committed to invest in over $3 billion of healthcare real estate. Our seniors housing portfolio comprises approximately 58 percent of our portfolio, based on purchase price, and is concentrated primarily in assisted living, including assisted living with memory care services, and independent living communities. Eight of our seniors housing communities are currently under development with expected completion dates between first quarter 2016 and fourth quarter 2017.

32 percent of our portfolio is made of up medical office buildings which include physicians’ practices as well as diagnostic, treatment and other healthcare delivery providers. We typically invest in medical office properties that are on or near a hospital campus, or part of a defined healthcare system’s hub-and-spoke network, the vast majority of which are anchored or affiliated with high-quality hospital tenants. As of Dec. 31, 2015, 73 percent of our medical office buildings were on or adjacent to a hospital campus. Based on purchase price, ten percent of our healthcare facilities include post-acute care and acute properties such as skilled-nursing facilities, inpatient rehabilitation centers, specialty hospitals and other specialty medical facilities.

Our most recent investments were in December and include an on-campus portfolio of three medical office buildings, two seniors housing communities, an inpatient rehabilitation hospital and one off-campus hospital affiliated medical office building. In 2015, we also closed a $260 million unsecured term loan and expanded our existing unsecured revolving line of credit to $245 million. With the new term loan and expansion of our line of credit, the company’s unsecured credit facility totals $680M and is expandable to $1.05B through accordion features in the associated loan agreements. Of the $680M currently available $660M is drawn.

Estimated NAV (Steve)

Slide 10

We estimated our net asset value per share in accordance with our valuation policy and certain recommendations and methodologies in the valuation guidelines established by the Investment Program Association, or IPA. Our board of directors and our valuation committee, which is comprised of our three independent directors approved the engagement of CBRE Capital Advisors, Inc. (or CBRE Cap), an independent investment banking firm as our valuation consultant. CBRE Cap commissioned MAI-certified appraisals for each property from CBRE Valuation and Advisory Services. The estimated value for real estate assets was determined utilizing a discounted cash flow approach and was tested by CBRE Cap for reasonableness. The valuation did not include any portfolio adjustments to value due to the portfolio’s size and diversification.

The fair market value of our debt obligations was estimated based on pricing for similar debt instruments that we could obtain in the market today, and the values of other assets and liabilities such as cash, prepaid assets and accounts payable were based on the book values derived from our preliminary balance sheet for the year ended Dec. 31, 2015. I would now like to turn the call over to John Starr, our Chief Portfolio Officer to discuss the valuation methodology in more detail.

Methodology for Real Estate (John)

Slide 11

Thank you Steve. CBRE Cap relied on MAI-restricted use appraisals, public filings and management input during its valuation. To estimate the value of our real estate assets, our properties were split into three categories: (i) wholly owned properties, (ii) partially-owned properties and (iii) vacant land held for development. Assets were further segmented into categories of “stabilized” and “non-stabilized”.

Wholly owned properties were valued based on cash flow projections and unlevered 10-year discounted cash flow analyses from the MAI appraisals on a property-by-property basis. For non-stabilized properties, lease-up discounts and costs to complete, where applicable, were applied to stabilized values to arrive at “as is” values. For properties with third-party leases, the valuations represent the leased-fee value based on rents we expect to receive. The terminal values in the discounted cash flow analyses were estimated by dividing the forward year’s net operating income by the estimated terminal capitalization rates. Terminal cap rates vary by location, asset age and quality and the supply and demand dynamics for each market. A valuation range was calculated by varying the discount rates and terminal cap rates by 2.5 percent in either direction to achieve a 5 percent total range.

Slide 12

For stabilized partially-owned properties “as is” values were based on the Company’s share of estimated proceeds, after repayment of debt and partnership promoted interests, from hypothetical sales of the assets on the valuation date. The same was done for non-stabilized, partially owned assets except the Company’s share of estimated net proceeds from a hypothetical sale were based on a future, stabilized date and discounted back to present value. As with the wholly owned properties, CBRE Cap utilized the discount cash flow approach with terminal cap rates and discount rates sourced from MAI appraisals. Similarly, terminal cap rates varied by location and market and a 5 percent range was developed by adjusting the discount rates and terminal cap rates up and down by 2.5 percent.

Slide 13

Vacant land held for development was valued based on the comparable sales approach.

Valuation Summary (John)

Slide 14

The valuation range was set by varying the discount and terminal cap rates for each asset. Specifically, the range was set at weighted averages of approximately 41bps on the discount rate and 36bps on the terminal cap rate. A weighted average 41bps decrease in the discount rate and 36bps decrease in the terminal cap rate has a positive $0.51 impact on the NAV per share. Conversely, similar weighted average basis point increases has a negative $0.55 impact on the NAV per share.

For all wholly owned real estate, the weighted average discount rates ranged from 7.5 percent to 8.8 percent, with the lower end of the range generally attributable to our medical office buildings and the higher end of the range stemming from our post-acute and seniors housing properties. Weighted average terminal cap rates ranged from 6.6 percent to 7.6 percent for wholly owned properties—again with medical office buildings at the lower end and post-acute and seniors housing assets at the higher end of the range. Our partially owned assets had weighted average discount and terminal cap rates ranging from 8.3 percent to 8.7 percent, and 7.3 percent to 7.7 percent, respectively. I would now like to turn the call over to Kevin Maddron, CNL Healthcare Properties’ CFO, to summarize the results of our valuation work and describe other administrative matters.

Estimated NAV Build-Up (Kevin)

Slide 15

The resulting valuation range for the estimated net asset value of the company on a per share basis was $9.20 to $10.25 per share. Our board of directors approved $9.75 as the estimated NAV per share based on a total net asset value of approximately $1.7 billion, which represents almost $3.17 billion in real estate value and $90.5 million in cash and other assets, offset by approximately $1.55 billion in debt, accounts payable and other liabilities. Dividing our total net asset value by approximately 175 million outstanding shares as of Dec. 31, 2015, results in an estimated net asset value per share of $9.75.

Repricing of Shares (Kevin)

Slide 16

As previously mentioned, our estimated net asset value per share as of Dec. 31, 2015, is $9.75 and the price of shares under our distribution reinvestment plan is also $9.75 per share.

Our redemption plan will redeem shares at the new estimated net asset value per share of $9.75 per share, not to exceed the price paid by the shareholder. The new prices are effective February 16, 2016. It is important to note that the estimated NAV per share is a snapshot in time and is not necessarily indicative of the value the Company or stockholders may receive if the Company were to list its shares or liquidate its assets, now or in the future.

Our Strategy for the Future (Kevin)

Slide 17

With the close of our offering, we have invested the majority of our proceeds and remain focused on managing our existing assets in order to drive performance and maximize cash flows down to the individual asset level. We will allow our portfolio to mature as construction and expansion projects are completed and those properties are leased-up. At that point, we expect to begin discussions to assess strategic alternatives for liquidity to shareholders.

We intend to post this presentation on our website at CNLHealthcareProperties.com if you would like to refer to it. We also invite you to review our Form 8-K filed on Feb. 16, 2016, which has additional details about our estimated net asset value and our valuation process.

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Q&A

Now I will turn it back over to [moderator name] to take questions from the audience.